Smart Sand, Inc. Announces Fourth Quarter and Full Year 2020 Results
•4Q and full year 2020 revenue of $25.3 million and $122.3 million, respectively.
•4Q and full year 2020 total tons sold of approximately 612,000 and 1,886,000, respectively.
•4Q and full year 2020 net cash provided by operating activities of $3.3 million and $25.5 million, respectively.
•4Q and full year 2020 free cash flow of $2.1 million and $16.9 million, respectively.

THE WOODLANDS, Texas, March 2, 2021 – Smart Sand, Inc. (NASDAQ: SND) (the “Company” or “Smart Sand”), a fully integrated frac sand supply and services company, a low-cost producer of high quality Northern White raw frac sand and provider of proppant logistics solutions through both its in-basin transloading terminal and SmartSystemsTM products and services, today announced results for the fourth quarter and full year ended December 31, 2020.
Charles Young, Smart Sand’s Chief Executive Officer, stated “Despite volatile market conditions throughout 2020, Smart Sand continued to demonstrate its ability to manage through the cycles in our industry, and I want to thank all of our employees for their continued diligence and efforts to support the company through challenging times.”
“Although the market was challenging last year, we were able to generate positive free cash flow and reduce our debt levels. Additionally, we were able to acquire the Eagle Materials proppants business at a very attractive price. This acquisition provides us incremental capacity to serve the market as it recovers and increased logistics capabilities through the access to another Class I railroad. We believe the acquisition combined with existing low cost operations and our low leverage levels will allow us to continue to compete effectively in the market to provide sustainable sand supply and logistics solutions to our customers in 2021 and beyond.”

Full Year 2020 Highlights

Revenues were $122.3 million for the full year 2020, compared to $233.1 million for the full year of 2019, an overall decrease of 48%. Revenue in 2020 was negatively impacted by depressed energy prices driven by the continued oversupply relative to the decreased demand for oil and natural gas due to the COVID-19 coronavirus pandemic which led to reduced drilling and completions activity for new oil and gas wells in the United States.
Overall tons sold were 1,886,000 for the full year 2020, compared to full year 2019 volume of 2,462,000 tons, a decrease of 23%. Due to the decreased demand from the COVID-19 coronavirus pandemic, sales volumes dropped dramatically in the second and third quarters of 2020 before rebounding in the fourth quarter. The increased activity in the fourth quarter was not enough to overcome the reduced demand earlier in the year leading to sales volume dropping in 2020, compared to 2019 levels.
Income tax benefit was $13.0 million for the full year 2020, compared with income tax expense of $7.8 million for the full year 2019. The 2020 income tax benefit included the effects of the non-taxable gain on bargain purchase related to the acquisition of Eagle Proppants Holdings, as well as $9.7 million related to the anticipated benefit to be received from the carryback of net operating losses, including those related to depletion deduction, to tax years with a 35% corporate tax rate.
Net income was $38.0 million, or $0.94 per basic and diluted share for the full year 2020, compared with net income of $31.6 million, or $0.79 per basic and $0.78 per diluted share, for the full year 2019, an increase of 20% year over year. The increase in net income was primarily due to the gain on bargain purchase related to our acquisition of Eagle Proppants Holdings, current year income tax benefit and impairment of intangible assets in the prior year, offset by the lower shortfall revenue and the lower volumes sold during the COVID-19 coronavirus pandemic.

Net cash provided by operating activities was $25.5 million for the year ended December 31, 2020, which included income of $38.0 million, partially offset by non-cash items of $10.8 million and $1.6 million in changes in operating assets and liabilities.
Adjusted EBITDA was $20.5 million for the full year 2020 compared to Adjusted EBITDA of $87.1 million for the full year 2019, a decrease of 77% year over year.  The decrease in Adjusted EBITDA for the year ended December 31, 2020, as compared to the prior year, was primarily attributable to both lower shortfall revenue and lower total volumes sold due to depressed oil prices and decreased demand.
Contribution margin was $39.1 million, or $20.75 per ton sold, for the full year 2020 compared to $106.5 million, or $43.24 per ton sold, for the full year 2019. The decrease in contribution margin was primarily due to lower total volumes sold and pricing pressure in the current period due to depressed oil prices and decreased demand and lower shortfall revenue.

Fourth Quarter 2020 Highlights
Revenues were $25.3 million in the fourth quarter of 2020, compared to third quarter 2020 revenues of $23.4 million. Fourth quarter 2020 revenues decreased by 47% compared to fourth quarter 2019 revenues of $47.7 million. Sand sales revenue were up in the fourth quarter, compared to the third quarter, due to higher sales volumes but this was mitigated by lower shortfall revenues leading to overall revenues being relatively flat with third quarter results. The decrease in revenue compared to the fourth quarter of 2019 was primarily due to higher shortfall and logistics revenues in 2019.
Overall tons sold were 612,000 for the fourth quarter of 2020, compared to 309,000 tons for the third quarter of 2020 and 462,000 tons in the fourth quarter 2019, increases of 98% and of 32%, respectively. Sales volumes improved substantially in the fourth quarter 2020, compared to the third quarter 2020, due to improved oil prices from increased demand as the economy began to show some improvement from the depressed levels caused by the start of the pandemic earlier in 2020. Due to this increase in activity later in the year, sales volume for the fourth quarter 2020 were higher than the same period a year ago which had lower volumes due to normal year end spending reductions to drill and complete new wells.
Income tax benefit was $18.6 million for the fourth quarter of 2020, compared with income tax expense of $0.3 million for the full year 2019. The fourth quarter 2020 income tax benefit resulted from the loss in the current quarter as well as $7.8 million related to the anticipated benefit to be received from the carryback of net operating losses, including those related to depletion deduction, to tax years with a 35% corporate tax rate.
For the fourth quarter of 2020, the Company had a net loss of $2.9 million, or $(0.07) per basic and diluted share, compared to net income of $36.3 million, or $0.91 per basic and diluted share for the third quarter of 2020, and net income of $2.4 million, or $0.06 per basic share and diluted share, for the fourth quarter 2019. Net income was lower sequentially due to the gain on the bargain purchase related to our acquisition of Eagle Proppants Holdings recognized in the third quarter. In the fourth quarter 2020, the Company took an impairment charge of $5.1 million on our Permian basin long-lived assets and incurred a $1.3 million sales tax audit settlement charge. Due to the increased sales volumes and seasonality of our operations in the fourth quarter, compared to the third quarter, we had more cost recognized as inventory was depleted from the winter stockpile and higher freight expense. Net income in the fourth quarter of 2019 was higher than the fourth quarter 2020 results due primarily to higher shortfall and logistics revenue partially offset by an impairment charge of $7.9 million on our Hixton site.
Adjusted EBITDA was $(7.7) million for the fourth quarter of 2020, compared to $6.1 million for the third quarter 2020 and $19.6 million for the fourth quarter of 2019. The decrease in Adjusted EBITDA compared to the third quarter of 2020 and the fourth quarter of 2019 was primarily due to lower shortfall and logistics revenue and more costs recognized as inventory was depleted from the winter stockpile and higher freight expense.

Capital and Liquidity

For the full year 2020, we generated $16.9 million in free cash flow, generating $25.5 million in cash flow from operations while spending $8.6 million on capital expenditures. For the fourth quarter of 2020, we generated $2.1 million in free cash flow, generating $3.3 million in cash flow from operations while spending $1.2 million on capital expenditures. The majority of the capital spent during the year was for investment in SmartPath transloaders for our SmartSytems last mile logistics fleets. As of December 31, 2020, we had cash on hand of $11.7 million, $9.5 million in undrawn availability on our ABL Credit Facility and $5.0 million in undrawn availability on the Acquisition Liquidity Support Facility.

Business Combination
On September 18, 2020, we acquired the Oil and Gas Proppants Segment of Eagle Materials Inc, which includes frac sand mines and related processing facilities in Utica, Illinois and New Auburn, Wisconsin, with approximately 3.5 million tons of total annual processing capacity, 1.6 million tons of which has access to the BNSF Class I rail line through the Peru, Illinois transload facility. The transaction is considered a bargain purchase whereby we purchased total net assets with a fair value of $41.7 million for total consideration of $2.1 million, resulting in a bargain purchase gain of $39.6 million, included in net income for the year ended December 31, 2020. In connection with the acquisition, we entered into a Liquidity Support Loan Agreement, whereby we may draw loans in an aggregate amount up to $5.0 million during the twelve month period ending September 18, 2021 and repay those amounts over the subsequent three years. As of December 31, 2020, there was no amounts outstanding under this facility.
We believe that this acquisition broadens our mine to wellsite capabilities by adding high quality sand mining and processing assets coupled with enhanced logistics options which provide direct access to an additional Class I rail line. We believe that these additional mining and logistics resources help secure its ability to be the preferred provider of Northern White Sand in the proppants market. With this acquisition, we believe we will be able to expand our footprint into new basins, gain access to new and enhanced logistics options, broaden our customer base and complement our mine to wellsite supply and logistics capabilities.

Conference Call
Smart Sand will host a conference call and live webcast for analysts and investors this morning, March 3, 2021 at 10:00 a.m. Eastern Time to discuss the Company’s fourth quarter and full year 2020 financial results. Investors are invited to listen to a live audio webcast of the conference call, which will be accessible on the “Investors” section of the Company’s website at www.smartsand.com. To access the live webcast, please log in 15 minutes prior to the start of the call to download and install any necessary audio software. An archived replay of the call will also be available on the website following the call. The call can also be accessed live by dialing (888) 799-5165 or, for international callers, (478) 219-0056. The passcode for the call is 4665968. A replay will be available shortly after the call and can be accessed by dialing (855) 859-2056 or, for international callers, (404) 537-3406. The conference ID for the replay is 4665968.

Forward-looking Statements
All statements in this news release other than statements of historical facts are forward-looking statements that contain our Company’s current expectations about our future results.  We have attempted to identify any forward-

looking statements by using words such as “expect,” “will,” “estimate,” “believe” and other similar expressions.  Although we believe that the expectations reflected and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.  Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements.
Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to, fluctuations in product demand, regulatory changes, adverse weather conditions, increased fuel prices, higher transportation costs, access to capital, increased competition, continued effects of the global pandemic, changes in economic or political conditions, and such other factors discussed or referenced in the “Risk Factors” section of our Company’s Form 10-K for the year ended December 31, 2020, to be filed by us with the U.S. Securities and Exchange Commission on March 3, 2021.
You should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

About Smart Sand
We are a fully integrated frac sand supply and services company, offering complete mine to wellsite proppant logistics, storage and management solutions to our customers. We produce low-cost, high quality Northern White frac sand and offer proppant logistics, storage and management solutions to our customers through our in-basin transloading terminal and our SmartSystems wellsite proppant storage capabilities. We provide our products and services primarily to oil and natural gas exploration and production companies and oilfield service companies. We own and operate premium frac sand mines and related processing facilities in Wisconsin and Illinois, which have access to three Class I rail lines, allowing us to deliver products substantially anywhere in the United States and Canada. For more information, please visit www.smartsand.com.

Availability of Information on Smart Sand’s Website
We routinely announce material information using U.S. Securities and Exchange Commission filings, press releases, public conference calls and webcasts and the Smart Sand investor relations website. While not all of the information that we post to the Smart Sand investor relations website is of a material nature, some information could be deemed to be material. Accordingly, we encourage investors, the media, and others interested in Smart Sand to review the information that we share at the “Investors” link located at the top of the page on www.smartsand.com.

SMART SAND, INC.
CONSOLIDATED INCOME STATEMENTS

	Three Months Ended
	December 31, 2020	September 30, 2020	December 31, 2019
	(unaudited)	(unaudited)	(unaudited)
	(in thousands, except per share amounts)
Revenues:
Sand sales revenue	$20,093	$12,445	$22,960
Shortfall revenue	1,133	6,842	11,600
Logistics revenue	4,111	4,122	13,107
Total revenue	25,337	23,409	47,667
Cost of goods sold	32,999	18,227	29,793
Gross (loss) profit	(7,662)	5,182	17,874
Operating expenses:
Salaries, benefits and payroll taxes	2,878	2,058	3,094
Depreciation and amortization	557	440	457
Selling, general and administrative	5,134	3,933	3,045
Change in the estimated fair value of contingent consideration	(390)	—	(515)
Impairment loss	5,115	—	7,914
Total operating expenses	13,294	6,431	13,995
Operating income loss	(20,956)	(1,249)	3,879
Other (expenses) income:
Gain on bargain purchase	(289)	39,889	—
Interest expense, net	(515)	(497)	(678)
Loss on extinguishment of debt	—	—	(561)
Other income	320	80	42
Total other (expenses) income, net	(484)	39,472	(1,197)
(Loss) income before income tax (benefit) expense	(21,440)	38,223	2,682
Income tax (benefit) expense	(18,556)	1,941	294
Net (loss) income	$(2,884)	$36,282	$2,388

Net (loss) income per common share:
Basic	$(0.07)	$0.91	$0.06
Diluted	$(0.07)	$0.91	$0.06
Weighted-average number of common shares:
Basic	41,324	39,973	40,234
Diluted	41,324	39,973	40,238

SMART SAND, INC.
CONSOLIDATED INCOME STATEMENTS

	Year Ended December 31,
	2020	2019
	(in thousands, except per share amount)
Revenues:
Sand sales revenue	70,902	109,621
Shortfall revenue	23,281	49,259
Logistics revenue	28,157	74,193
Total revenue	$122,340	$233,073
Cost of goods sold	104,221	152,021
Gross profit	18,119	81,052
Operating expenses:
Salaries, benefits and payroll taxes	9,993	11,560
Depreciation and amortization	1,911	2,411
Selling, general and administrative	15,527	11,328
Change in the estimated fair value of contingent consideration	(1,410)	(3,272)
Impairment loss	5,115	15,542
Total operating expenses	31,136	37,569
Operating (loss) income	(13,017)	43,483
Other income (expenses):
Gain on bargain purchase	39,600	—
Interest expense, net	(2,091)	(3,621)
Loss on extinguishment of debt	—	(561)
Other income	482	131
Total other income (expenses), net	37,991	(4,051)
Income before income tax (benefit) expense	24,974	39,432
Income tax (benefit) expense	(12,980)	7,809
Net income	$37,954	$31,623
Net income per common share:
Basic	$0.94	$0.79
Diluted	$0.94	$0.78
Weighted-average number of common shares:
Basic	40,260	40,135
Diluted	40,260	40,337

SMART SAND, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2020	2019
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$11,725	$2,639
Accounts receivable, net	69,720	58,925
Unbilled receivables	127	4,765
Inventories	19,136	21,415
Prepaid expenses and other current assets	11,378	4,433
Total current assets	112,086	92,177
Property, plant and equipment, net	274,676	230,461
Operating lease right-of-use assets	32,099	28,178
Intangible assets, net	8,253	9,046
Other assets	563	3,541
Total assets	$427,677	$363,403
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,268	$3,961
Accrued expenses and other liabilities	13,142	8,578
Deferred revenue, current	6,875	7,654
Income taxes payable	—	542
Long-term debt, net, current	6,901	6,175
Operating lease liabilities, current	7,077	13,108
Total current liabilities	37,263	40,018
Deferred revenue, net	3,482	1,670
Long-term debt, net	22,445	28,240
Operating lease liabilities, long-term	27,020	15,469
Deferred tax liabilities, long-term, net	32,981	24,408
Asset retirement obligation	14,996	6,142
Contingent consideration	180	1,900
Other non-current liabilities	503	—
Total liabilities	138,870	117,847
Commitments and contingencies
Stockholders’ equity
Common stock	42	40
Treasury stock, at cost	(4,134)	(2,979)
Additional paid-in capital	171,209	165,223
Retained earnings	121,267	83,313
Accumulated other comprehensive income (loss)	423	(41)
Total stockholders’ equity	288,807	245,556
Total liabilities and stockholders’ equity	$427,677	$363,403

SMART SAND, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,		Three Months Ended
	2020	2019	December 31, 2020
	(audited)	(audited)	(unaudited)
	(in thousands)
Operating activities:
Net income (loss)	$37,954	$31,623	$(2,884)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and accretion of asset retirement obligation	22,130	26,425	6,038
Impairment loss	5,115	15,542	5,115
Amortization of intangible assets	793	1,394	197
Asset retirement obligation settlement	—	(2,753)	—
Loss (gain) on disposal of assets	237	(42)	(62)
Loss on extinguishment of debt	—	561	—
Amortization of deferred financing cost	105	212	26
Accretion of debt discount	185	649	47
Deferred income taxes	(2,573)	6,123	(2,811)
Stock-based compensation	3,831	2,909	922
Employee stock purchase plan compensation	34	41	5
Change in contingent consideration fair value	(1,410)	(3,272)	(390)
Gain on bargain purchase, net of cash acquired	(39,291)	—	289
Changes in assets and liabilities:
Accounts receivable	(10,719)	(41,063)	(3,690)
Unbilled receivables	4,638	3,058	9,129
Inventories	4,738	(1,021)	4,432
Prepaid expenses and other assets	(5,327)	1,879	(9,078)
Deferred revenue	1,032	5,229	(2,880)
Accounts payable	(370)	(4,680)	(165)
Accrued and other expenses	4,981	1,277	5,587
Income taxes payable	(542)	542	(6,510)
Net cash provided by operating activities	25,541	44,632	3,317
Investing activities:
Purchases of property, plant and equipment	(8,620)	(25,525)	(1,176)
Proceeds from disposal of assets	61	100	10
Net cash used in investing activities	(8,559)	(25,425)	(1,166)
Financing activities:
Proceeds from the issuance of notes payable	952	31,202	—
Repayments of notes payable	(4,802)	(2,808)	(1,275)
Payments under equipment financing obligations	(123)	(103)	(36)
Payment of deferred financing and debt issuance costs	(20)	(2,262)	—
Proceeds from revolving credit facility	6,000	52,750	—
Repayment of revolving credit facility	(8,500)	(94,750)	—
Payment of contingent consideration	(310)	(1,995)	—
Proceeds from equity issuance	62	71	—
Purchase of treasury stock	(1,155)	(140)	(109)
Net cash used in financing activities	(7,896)	(18,035)	(1,420)
Net increase in cash and cash equivalents	9,086	1,173	731
Cash and cash equivalents at beginning of period	2,639	1,466	10,994
Cash and cash equivalents at end of period	$11,725	$2,639	$11,725

Non-GAAP Financial Measures
EBITDA and Adjusted EBITDA
We define EBITDA as net income, plus: (i) depreciation, depletion and amortization expense; (ii) income tax expense (benefit); (iii) interest expense; and (iv) franchise taxes. We define Adjusted EBITDA as EBITDA, plus: (i) gain or loss on sale of fixed assets or discontinued operations; (ii) integration and transition costs associated with specified transactions; (iii) equity compensation; (iv) acquisition and development costs; (v) non-recurring cash charges related to restructuring, retention and other similar actions; (vi) earn-out, contingent consideration obligations and other acquisition and development costs; and (vii) non-cash charges and unusual or non-recurring charges. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and commercial banks, to assess:
•the financial performance of our assets without regard to the impact of financing methods, capital structure or historical cost basis of our assets;
•the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;
•our ability to incur and service debt and fund capital expenditures;
•our operating performance as compared to those of other companies in our industry without regard to the impact of financing methods or capital structure; and
•our debt covenant compliance, as Adjusted EBITDA is a key component of critical covenants to the ABL Credit Facility.
We believe that our presentation of EBITDA and Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered alternatives to net income presented in accordance with GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. The following table presents a reconciliation of EBITDA and Adjusted EBITDA to net income for each of the periods indicated.
The following tables present a reconciliation of EBITDA and Adjusted EBITDA to net income for each of the periods indicated:

	Three Months Ended
	December 31, 2020	September 30, 2020	December 31, 2019
	(in thousands)
Net (loss) income	$(2,884)	$36,282	$2,388
Depreciation, depletion and amortization	6,070	5,529	7,250
Income tax (benefit) expense	(18,556)	1,941	294
Interest expense	524	506	679
Franchise taxes	63	63	51
EBITDA	$(14,783)	$44,321	$10,662
Gain on sale of fixed assets	(11)	(27)	(1)
Equity compensation (1)	831	832	708
Acquisition and development costs (2)	(514)	823	(315)
Gain on bargain purchase	289	(39,889)	—
Non-cash impairment of long-lived and intangible assets	5,115	—	7,914
Cash charges related to restructuring and retention	—	—	55
Accretion of asset retirement obligations	157	88	64
Loss on extinguishment of debt	—	—	561
Sales tax audit settlement	1,250	—	—
Adjusted EBITDA	$(7,666)	$6,148	$19,648
(1)    Represents the non-cash expenses for stock-based awards issued to our employees and employee stock purchase plan compensation expense.
(2)    Represents costs incurred related to the business combinations and current development project activities. The three months ended December 31, 2020 includes fair value adjustment of contingent consideration of $390, and acquisition costs of $74. The three months ended September 30, 2020 includes acquisition cost of $817. The three months ended December 31, 2019 includes $515 fair value adjustment partially offset by $200 related to development project activities.

	Year Ended December 31,
	2020	2019
	(in thousands)
Net income	$37,954	$31,623
Depreciation, depletion and amortization	22,536	27,135
Income tax (benefit) expense	(12,980)	7,809
Interest expense	2,129	3,626
Franchise taxes	275	285
EBITDA	$49,914	$70,478
Loss (gain) on sale of fixed assets	237	(42)
Equity compensation (1)	3,431	2,755
Acquisition and development costs (2)	(369)	(3,047)
Gain on bargain purchase	(39,600)	—
Non-cash impairment loss(3)	5,115	15,542
Cash charges related to restructuring and retention of employees	82	137
Accretion of asset retirement obligations	396	687
Loss on extinguishment of debt	—	561
Sales tax audit settlement	1,250	—
Adjusted EBITDA	$20,456	$87,071
(1)    Represents the non-cash expenses for stock-based awards issued to employees and employee stock purchase plan compensation expense.
(2)    Represents costs incurred related to the business combinations and current development project activities. The year ended December 31, 2020 includes acquisition cost of $891, offset by $1,410 fair value adjustment of contingent consideration. The year ended December 31, 2019 includes $3,272 decrease in the estimated fair value of contingent consideration related to the acquisition of Quickthree and $225 related to development project activities.
(3)    The year ended December 31, 2020 represents a $5,115 full impairment of long-lived assets in the Permian basin. The year ended December 31, 2019 includes an impairment charge of $7,628 related to the Quickload system and $7,914 related to our Hixton Wisconsin property. The year ended December 31, 2018 represents a $17,835 impairment of goodwill and other indefinite-lived intangible assets.

Contribution Margin
We also use contribution margin, which we define as total revenues less costs of goods sold excluding depreciation, depletion and accretion of asset retirement obligations, to measure its financial and operating performance. Contribution margin excludes other operating expenses and income, including costs not directly associated with the operations of the Company’s business such as accounting, human resources, information technology, legal, sales and other administrative activities.
Historically, we have reported production costs and production cost per ton as non-GAAP financial measures. As we expand our logistics activities and continue to sell sand closer to the wellhead, our sand production costs will only be a portion of our overall cost structure.
Gross profit is the GAAP measure most directly comparable to contribution margin. Contribution margin should not be considered an alternative to gross profit presented in accordance with GAAP. Because contribution margin may be defined differently by other companies in the industry, our definition of contribution margin may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of contribution margin to gross profit.

	Three Months Ended
	December 31, 2020	September 30, 2020	December 31, 2019
	(in thousands)
Revenue	$25,337	$23,409	$47,667
Cost of goods sold	32,999	18,227	29,793
Gross profit	(7,662)	5,182	17,874
Depreciation, depletion, and accretion of asset retirement obligations included in cost of goods sold*	5,671	5,177	6,858
Contribution margin*	$(1,991)	$10,359	$24,732
Contribution margin per ton*	$(3.25)	$33.52	$53.53
Total tons sold	612	309	462

* A previously furnished version of this press release contained an inadvertent typographical error. The Depreciation, depletion, and accretion of asset retirement obligations included in cost of goods sold was incorrectly listed as $2,468 for the three months ended December 31, 2020 instead of $5,671. This has been corrected in the table above and this correction has resulted in a change in the Contribution margin for the three months ended December 31, 2020 from ($5,194) to ($1,991) and a change in the Contribution margin per ton for the three months ended December 31, 2020 from ($8.49) to ($3.25).

	Year Ended December 31,
	2020	2019
	(in thousands)
Revenue	$122,340	$233,073
Cost of goods sold	104,221	152,021
Gross profit	18,119	81,052
Depreciation, depletion, and accretion of asset retirement obligations included in cost of goods sold	21,022	25,412
Contribution margin	$39,141	$106,464
Contribution margin per ton	$20.75	$43.24
Total tons sold	1,886	2,462

Free Cash Flow
Free cash flow, which we define as net cash provided by operating activities less purchases of property, plant and equipment, is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors and commercial banks, to measure the liquidity of our business.
Net cash provided by operating activities is the GAAP measure most directly comparable to free cash flow. Free cash flow should not be considered an alternative to net cash provided by operating activities presented in accordance with GAAP. Because free cash flows may be defined differently by other companies in our industry, our definition of free cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of free cash flow to net cash provided by operating activities.

	Year Ended December 31,		Three Months Ended
	2020	2019	December 31, 2020
	(in thousands)
Net cash provided by operating activities	$25,541	$44,632	$3,317
Purchases of property, plant and equipment	(8,620)	(25,525)	(1,176)
Free cash flow	$16,921	$19,107	$2,141

Investor Contacts:

Josh Jayne	Lee Beckelman
Director of Finance, Assistant Treasurer	CFO
(281) 231-2660	(281) 231-2660
jjayne@smartsand.com	lbeckelman@smartsand.com